UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

TETON PETROLEUM COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 Broadway, Suite 2400
Denver, CO 80202-4921
(Address of principal executive offices, including zip code)

(303) 542-1878
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of an Acquisition or Disposition of Assets.

On April 14, 2005, Teton Petroleum Company (“we” or the “company”), pursuant to a purchase and sale agreement previously executed with [*] (“[*]”), purchased leasehold interests (together with the oil and gas wells and wellbores located on the properties) covering 123,034.6598 acres in the Eastern Denver Julesburg Basin. The properties purchased by us in this transaction carry a net revenue interest of approximately 82.3%. We expect to purchase approximately 57,000 additional acres in two separate tranches by the end of May and June 2005, respectively.

The Agreement also establishes an Area of Mutual Interest (“AMI”) for certain properties surrounding the acquired properties. If additional leases are acquired in the AMI [*] will be permitted to reserve or will be granted a certain overriding royalty interest in such additional leases.

The purchase price for the acreage was $[*] in cash, the issuance of 281,223 unregistered shares of our common stock, and the issuance of warrants to purchase 140,611 shares of our common stock, exercisable for a period of three years at an exercise price of $1.75 per share. The cash paid for the initial acreage tranche was $[*], which amount is net of the previously paid earnest money of $322,354 and the $25,000, which was paid in respect of the initial option. The definitive purchase and sale agreement executed on January 10, 2005, also provided that in the event that the total acres with acceptable title and environmental conditions is less than 138,063 acres, we had the right to terminate the agreement. We elected to waive this right as we believe, among other things, that we will eventually purchase in excess of this minimum acreage once routine title curative work is completed.

We also entered into a registration rights agreement with [*] whereby we granted [*] certain registration rights in connection with the shares of our common stock and shares underlying the warrants issued as part of the purchase price.

Item 3.02  Unregistered Sales of Equity Securities.

As part of the consideration for the purchase of 123,034.6598 acres, on April 14, 2005, we issued to [*] 281,223 unregistered shares of our common stock and warrants to purchase an additional 140,611 shares of common stock at an exercise price of $1.75 per share, exercisable for a period of three years. This transaction was not registered under the Securities Act of 1933, as amended (the “Act”) in reliance on an exemption from registration under Section 4(2) of the Act based on the limited number of purchasers, their sophistication in financial matters, and their access to information concerning the company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 14, 2005.

[*] Confidential Information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

TETON PETROLEUM COMPANY

Date: April 19, 2005	By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Petroleum Company dated April 14, 2005.